                               VOTING AGREEMENT


     THIS VOTING AGREEMENT (this "Agreement"), dated as of April 10, 1996 (this "Agreement"), is by and among DAVID D. SMITH, FREDERICK G. SMITH, J. DUNCAN SMITH and ROBERT E. SMITH (collectively, the "Stockholders" and individually, a ("Stockholder"), Barry Baker ("Baker"), Boston Ventures Limited Partnership IV, and Boston Ventures Limited Partnership IVA (collectively, "Boston Ventures").

     WHEREAS, each Stockholder is the record and beneficial owner of that number of shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and Class B Common Stock, par value $.01 per share ("Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"), of Sinclair Broadcast Group, Inc., a Maryland corporation (the "Company"), set forth opposite such Stockholder's name on Exhibit A attached hereto; and

     WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of even date herewith (the "Asset Purchase Agreement"), by and between River City Broadcasting. L.P., a Delaware limited partnership ("Seller"), and the Company, Seller has agreed to sell to the Company, and the Company has agreed to purchase from Seller, certain assets used or held for use by Seller in connection with the business and operations of various television and radio stations, in consideration for the payment to Seller by the Company of cash and shares of the Company's Series A Exchangeable Preferred Stock, par value $.01 per share (the "Exchangeable Preferred Stock), which shares of Exchangeable Preferred Stock shall have an aggregate value of $115,000,000; and

     WHEREAS, the Asset Purchase Agreement contemplates that the shares of Exchangeable Preferred Stock to be issued to Seller will be exchanged for an equivalent number of shares of the Company's Series B Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), immediately after the filing by the Company of Articles of Amendment and Restatement of the Articles of Incorporation of the Company described in Section 6.11 of the Asset Purchase Agreement (the "Amended Charter"); and

     WHEREAS, the Asset Purchase Agreement requires the Company to recommend and solicit proxies for, and otherwise to use its best efforts to obtain, the approval of its stockholders for the adoption of the Amended Charter at the next regular or special meeting of the stockholders of the Company (the "Meeting"); and

     WHEREAS, the Board of Directors of the Company and the Compensation Committee thereof have adopted and approved the awards under the First Amendment to Incentive Stock Option Plan (the "ISO Amendment") and the 1996 Long-Term Incentive Plan of Sinclair Broadcast Group, Inc. (the "LTIP") made or to be made pursuant to the Employee Letter Agreement; and

     WHEREAS, as contemplated under the Asset Purchase Agreement, on the date hereof, the Company is also entering into a Consulting Agreement with Baker (the "Consulting Agreement"), an Employment Agreement with Baker (the "Employment Agreement"), a stock option agreement with Baker (the "Baker Stock Option Agreement"), a stock option agreement (the "Corporate Employee Stock Option Agreement") in favor of each of the employees set forth on Schedule 2.5(d) of the Asset Purchase Agreement (the "Corporate Employees"), a letter agreement (the "Employee Letter Agreement") relating to the options granted to the Corporate Employees, and a stock option agreement (the "Station Employee Stock Option Agreement") in favor of each of the employees listed on Schedule 2.5(e) of the Asset Purchase Agreement (the "Station Employees"); and

     WHEREAS, the terms of the Asset Purchase Agreement and the Employment Agreement require the Company to recommend and solicit proxies for, and otherwise to use its best efforts to obtain, the approval of the Consulting Agreement, the Employment Agreement, the Employee Letter Agreement and the issuance of the stock options described in the Baker Stock Option Agreement, the Corporate Employee Stock Option Agreement, the Station Employee Stock Option Agreement and the Plan by the stockholders of the Company at the next Meeting; and

     WHEREAS, the Stockholders desire to induce Baker to agree to become employed by the Company pursuant to the terms of the Employment Agreement, and the Stockholders also believe it to be in the best interests of the Company and the best interests of the Stockholders to approve the Amended Charter, the Consulting Agreement, the Employment Agreement, the Employee Letter Agreement, the Baker Stock Option Agreement, the Corporate Employee Stock Option Agreement, the Station Employee Stock Option Agreement, the LTIP and the ISO Amendment; and

     WHEREAS, the Asset Purchase Agreement further contemplates that Baker and Roy F. Coppedge or such other individual as may be designated by Boston Ventures (Mr. Coppedge or such other designee being herein referred to as the "BV Designee") are to become directors of the Company, that Baker shall become a member of the executive committee and, to the extent established, the finance committee for so long as he remains an employee of the Company and that the BV Designee shall become a member of the compensation committee and, to the extent established, the finance committee, until the first to occur of (i) the later of
(a) the fifth anniversary of the Closing Date of the Asset Purchase Agreement and (b) the expiration of the initial five-year term of Baker's Employment Agreement with the Company and (ii) such time, after the Company has issued the Convertible Preferred Stock to the Seller or to its partners, as Boston Ventures no longer owns, of record or beneficially to the extent of its interest as a limited partner of the Seller, at least 721,115 shares of the Company's Class A Common Stock, on an "as converted" basis, and as such number may be adjusted pursuant to stock splits, stock combinations, reclassifications or recapitalizations of the Company occurring after the date hereof; and

     WHEREAS, in order to induce Seller to enter into the Asset Purchase Agreement, and to induce Baker to enter into the Consulting Agreement and the Employment Agreement, the Stockholders desire to enter into this Agreement, which shall inure to the benefit of Seller and Baker; and

     WHEREAS, as additional inducement for the Stockholders to enter into this Agreement, and to maintain the continuity of management, Baker and Boston Ventures agree hereunder to vote those shares of Exchangeable Preferred Stock, Convertible Preferred Stock or Class A Common Stock, as applicable (the "Distributed Shares") as Baker and Boston Ventures hold as a result of the issuance pursuant to the transactions contemplated by the Asset Purchase Agreement in accordance with Section 2 below.

     WHEREAS, Frederick G. Smith, J. Duncan Smith and Robert E. Smith are beneficial owners of an aggregate amount of 1,595,085 shares of Class B Common Stock which are held in trust ("Trust Shares");

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Stockholders hereby agree as follows:

     1. Voting of Shares by Stockholders. Each Stockholder agrees to vote all of the shares of Common Stock as to which he is entitled to vote and which are now or hereafter owned by him, beneficially or of record, including without limitation those shares identified as being owned by him on Exhibit A attached hereto but excluding the Trust Shares (all of the foregoing included shares referred to collectively as the "Shares"), in favor of and in order to approve each of the Amended Charter, the Consulting Agreement, the Employment Agreement, the Employee Letter Agreement, the Baker Stock Option Agreement, the Corporate Employee Stock Option Agreement, the Station Employee Stock Option Agreement, the LTIP and the ISO Amendment at the Meeting, or at any other special or annual meeting of the stockholders of the Company, or by any written consent, whereat or whereby any of the Amended Charter, the Consulting Agreement, the Employment Agreement, the Employee Letter Agreement, the Baker Stock Option Agreement, the Corporate Employee Stock Option Agreement, the Station Employee Stock Option Agreement, the LTIP or the ISO Amendment is considered for approval by the stockholders of the Company. In addition, each Stockholder agrees to vote all of the Shares now or hereafter owned by him, beneficially or of record, in order to approve (i) the nomination and election as a member of the Board of Directors of the Company and as a member of the executive committee and, to the extent established, the finance committee of Baker, for so long as he continues to be an employee of the Company pursuant to the terms of his Employment Agreement and
(ii) the nomination and election as a member of the Board of Directors of the Company and as a member of the compensation committee and, to the extent established, the finance committee of the BV Designee, for so long as such BV Designee is entitled to serve as a member of the Company's Board of Directors pursuant to the terms of the Asset Purchase Agreement.

     2. Voting of Shares by Baker and Boston Ventures. Each of Baker and Boston Ventures agree to vote all of the Distributed Shares as to which each is entitled to vote, which are now or hereafter owned by each of them in order to approve the nomination and election of each Stockholder as a member of the Board of Directors of the Company.

     3. Term. This Agreement shall remain in force and effect until the earlier of (i) the date as of which neither Baker nor the BV Designee is entitled, pursuant to the terms of the Employment Agreement or the Asset Purchase Agreement, as the case may be, to serve as a member of the Company's Board of Directors or (ii) the termination of the Asset Purchase Agreement. If Barry Baker is no longer a Director he shall no longer be required to vote his Designated Shares pursuant to this Agreement. If the BV Designee is no longer a Director it shall no longer be required to vote its Designated Shares pursuant to this Agreement.

     4. Changes in Common Stock. In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the stockholders of the Company pursuant to a plan of merger) are issued on, or in exchange for, any of the shares of the Common Stock held by the Stockholders by reason of any stock divided, stock split, consolidation of shares, reclassification, or consolidation involving the Company, such shares or securities shall be deemed to be Common Stock for purposes of this Agreement.

     5. Representations of Stockholders. Each Stockholder hereby represents and warrants that (i) he owns and has the right to vote the number of shares of the Common Stock set forth opposite his name on Exhibit A attached hereto,
(ii) each of the Stockholders has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement that would conflict with the purposes or provisions of this Agreement, and (iii) he will not take any action inconsistent with the purposes and provisions of this Agreement.

     6. Enforceability; Validity. Each Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of the parties hereto.

     7. Benefit. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors and assigns. This Agreement shall also inure to the benefit of Seller and Baker and shall be fully enforceable by each of them as though they were parties hereto. This Agreement shall not, however, be binding upon any transferee of any portion of the Distributed Shares.

     8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within the State of Maryland.

     9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     10. Authority of Boston Ventures. By executing this Agreement on behalf of Boston Ventures, the person so executing represents and warrants that he has the express authority to bind Boston Ventures to the terms and conditions hereof.

     11. The parties agree to notify one another promptly with respect to any matter which could reasonably be expected to give rise to a filing or other requirement by such other parties under applicable Federal or state securities laws.

     IN WITNESS WHEREOF, the Stockholders have executed this Agreement as of the date first above written.



                         /S/ DAVID D. SMITH
                         --------------------------------------
                         DAVID D. SMITH


                         /S/ FREDERICK G. SMITH
                         ---------------------------------------
                         FREDERICK G. SMITH


                         /S/ J. DUNCAN SMITH
                         --------------------------------------
                         J. DUNCAN SMITH


                         /S/ ROBERT E. SMITH
                         --------------------------------------
                         ROBERT E. SMITH

                         BOSTON VENTURES LIMITED PARTNERSHIP IV

                         By:  Boston Ventures Company Limited
                              Partnership IV, General Partner


                              By:  /S/ BARBARA M. GINADER
                                   ---------------------------
                                   Name:  Barbara M. Ginader
                                   Title:  General Partner


                         BOSTON VENTURES LIMITED PARTNERSHIP IV-A

                         By:  Boston Ventures Company Limited
                              Partnership IV, General Partner


                              By:  /S/ BARBARA M. GINADER
                                   ---------------------------
                                   Name:  Barbara M. Ginader
                                   Title:  General Partner



                         /S/ BARRY BAKER
                         --------------------------------
                         BARRY BAKER

                              EXHIBIT A


                        NUMBER OF SHARES OF     NUMBER OF SHARES OF
STOCKHOLDER             CLASS A COMMON STOCK    CLASS B COMMON STOCK

David D. Smith                  9,730                7,249,999
Frederick G. Smith              4,000                6,668,299
J. Duncan Smith                 5,000                6,638,299
Robert E. Smith                 3,000                6,638,299